UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

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Reg. (S) 240.14a-101
SEC 1913 (3-99)

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”) of Entravision Communications Corporation, which will be held at the Viceroy Hotel, 1819 Ocean Avenue, Santa Monica, California 90401, at 10:00 a.m. on Thursday, May 15, 2003 for the purposes of considering and voting upon:

1. A proposal for the Class A and Class B common stockholders to elect eight directors to our Board of Directors (the “Board”).

2. A proposal to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for the fiscal year ending December 31, 2003.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2003 Annual Meeting.

The Board fixed the close of business on April 7, 2003 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2003 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2003 Annual Meeting.

As discussed in the accompanying proxy material, we currently anticipate that all of our issued and outstanding Class C common stock will be exchanged for shares of new Series U preferred stock in the near future. If the exchange has taken place before the time of the 2003 Annual Meeting, representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each of Proposals 1 and 2. If the exchange has not taken place before the time of the 2003 Annual Meeting, representation of at least a majority in voting interest of our Class A common stock, Class B common stock and Class C common stock either in person or by proxy is required to constitute a quorum for purposes of voting on Proposal 2. Whether or not the exchange has taken place before the time of the 2003 Annual Meeting, representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on Proposal 1. Accordingly, it is important that your shares be represented at the 2003 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2003 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2003 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa

Chairman and Chief Executive Officer

April 16, 2003

Santa Monica, California

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2003 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 15, 2003

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”), which will be held at 10:00 a.m. on May 15, 2003 at the Viceroy Hotel, 1819 Ocean Avenue, Santa Monica, California 90401, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2003 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about April 16, 2003. Our 2002 Annual Report to Stockholders and our Annual Report for the year ended December 31, 2002 on Form 10-K (the “10-K”) are being mailed to stockholders concurrently with this proxy statement. Neither our 2002 Annual Report to Stockholders nor the 10-K are to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 7, 2003 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2003 Annual Meeting. As of the Record Date, we had 70,521,358 shares of Class A common stock, par value $0.0001 per share, and 27,678,533 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our common stock outstanding on the Record Date are entitled to vote at the 2003 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2003 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon by such stockholders. Holders of the Class B common stock of record entitled to vote at the 2003 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon by such stockholders.

In addition, as of the Record Date there were 21,983,392 shares of Class C common stock, par value $0.0001 per share, issued and outstanding. All of the outstanding shares of Class C common stock are owned by Univision Communications Inc. Among other things, the Class C common stock has the right to elect two directors to our Board of Directors. In connection with Univision’s proposed merger with Hispanic Broadcasting Corporation, Univision’s Class C directors resigned from our Board in August 2002 to avoid any potential conflict of interest arising out of that transaction, and those Board seats have remained vacant since that time. In addition, in connection with its agreement with the U.S. Department of Justice, Univision intends to exchange all of the shares of our Class A and Class C common stock which it currently owns for shares of our new Series U preferred stock, par value $0.0001 per share (the “Univision Exchange”), which series we anticipate will have limited voting rights and will not include the right to elect directors. We believe that the Univision Exchange will occur in the near future. However, even if the Univision Exchange does not occur before the 2003 Annual Meeting, Univision has informed us that they do not intend to vote on any matters that will be voted upon at the 2003 Annual Meeting, including the election of directors.

All votes will be tabulated by the inspector of elections appointed for the 2003 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If the Univision Exchange has taken place before the time of the 2003 Annual Meeting, the holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2003 Annual Meeting shall constitute a quorum for the transaction of business at the 2003 Annual Meeting. If the Univision Exchange has not taken place before the time of the 2003 Annual Meeting, the holders of a majority in voting interest of the Class A common stock, Class B common stock and Class C common stock outstanding and entitled to vote at the 2003 Annual Meeting shall constitute a quorum for the transaction of business at the 2003 Annual Meeting. Whether or not the Univision Exchange has taken place before the time of the 2003 Annual Meeting, the holders of a majority in voting interest of the Class A common stock and the Class B common stock outstanding and entitled to vote at the 2003 Annual Meeting shall constitute a quorum for purposes of voting on Proposal 1.

If the Univision Exchange has taken place before the time of the 2003 Annual Meeting, the voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2003 Annual Meeting. If the Univision Exchange has not taken place before the time of the 2003 Annual Meeting, the voting interest of the Class A common stock, Class B common stock and Class C common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2003 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of Messrs. Ulloa, Wilkinson and Zevnik and Darryl B. Thompson as Class A/B Directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 79.70% of the votes entitled to be cast in the election of each of Messrs. Ulloa, Wilkinson, Zevnik and Thompson as Class A/B Directors.

In voting with regard to the proposal to ratify the appointment of independent auditors (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on the proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect. Pursuant to the Voting Agreement, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters, other than the election of directors, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik will be free to vote his shares as he chooses. If the Univision Exchange has taken place before the time of the 2003 Annual Meeting, Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 79.70% of the votes entitled to be cast on Proposal 2. If the Univision Exchange has not taken place before the time of the 2003 Annual Meeting, Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 74.96% of the votes entitled to be cast on Proposal 2.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2003 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2003 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR Proposal 1 and Proposal 2. Management does not know of any matters to be presented at the 2003 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2003 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2003 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2003 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2003 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

Our Second Amended and Restated Bylaws provide that the Board shall consist of not less than seven and not more than eleven directors. The Board currently consists of ten members, eight of whom are elected by the holders of the Class A and Class B common stock, voting together as a class, and two of whom are elected by Univision as the sole holder of the Class C common stock. The two members of the Board elected by Univision resigned in August 2002 and those seats have been vacant since that time. Even if the Univision Exchange has not taken place before the time of the 2003 Annual Meeting, Univision does not intend to elect two directors at the 2003 Annual Meeting. After the Univision Exchange has taken place, we intend formally to reduce the size of our Board to eight members.

Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the Class A/B nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2004 or until his or her successor has been duly elected and qualified.

In the event that a nominee is unable or declines to serve as a Class A/B director at the time of the 2003 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Class A/B Directors

The following is certain information as of April 7, 2003 regarding the nominees for election as Class A/B directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	54
Philip C. Wilkinson	President, Chief Operating Officer and Director	46
Paul A. Zevnik	Secretary and Director	52
Darryl B. Thompson	Director	41
Amador S. Bustos	Director	52
Michael S. Rosen	Director	42
Esteban E. Torres	Director	73
Patricia Diaz Dennis	Director	56

Biographical Information Regarding Class A/B Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has over 25 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as operations manager, production manager, news director, local sales manager and an account executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson.    Mr. Wilkinson, our President and Chief Operating Officer since the company’s inception in 1996, has over 20 years of experience in Spanish-language television and radio in the United States. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of account executive, Los Angeles national sales manager and West Coast sales manager. Mr. Wilkinson has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik has been our Secretary since the company’s inception in 1996. From 1989 to 1996, Mr. Zevnik was involved in the development, management or ownership of our predecessor entities. Mr. Zevnik is the managing partner, resident in Washington, D.C., of the law firm of Zevnik Horton LLP. Mr. Zevnik has been a director since August 2000.

Darryl B. Thompson.    Mr. Thompson has been a partner of TSG Capital Group, L.L.C. since 1993. Mr. Thompson serves on the Board as a representative of TSG Capital Fund III, L.P. Mr. Thompson also serves on the boards of directors of several public and private companies, including Urban Brands, Inc., Telscape Communications, Inc. and Millennium Digital Media Holdings, L.L.C. Mr. Thompson has been a director since August 2000.

Amador S. Bustos.    Mr. Bustos served as the President of our Radio Division from August 2000, when we acquired Z-Spanish Media Corporation (“Z-Spanish Media”), until December 31, 2000. From January 2001 to present, Mr. Bustos has served as managing partner of Bustos Asset Management, LLC. From November 1992 until August 2000, Mr. Bustos served as Chairman, Chief Executive Officer and President of Z-Spanish Media or one of its predecessors. From December 1979 until September 1992, Mr. Bustos held various positions, including general sales manager, senior account executive and community affairs coordinator, at several radio stations and a television station in the San Francisco bay area. Mr. Bustos has been a director since August 2000.

Michael S. Rosen.    Mr. Rosen has served as Chairman of our Audit Committee since November 2000. From July 2001 to present, Mr. Rosen has served as Co-Chairman and Chief Investment Officer of Context Capital Management, LLC. He is a board member of the United Jewish Federation of San Diego. From January 1996, when The Rochester Funds were acquired by Oppenheimer Funds, Inc., to February 2000, Mr. Rosen served as President of The Rochester Division of Oppenheimer Funds, Inc. Prior thereto, Mr. Rosen was President of Rochester Fund Distributors, Inc., a broker/dealer and principal underwriter of The Rochester Funds and Managing Director and Portfolio Manager of Rochester Capital Advisors, LP. Mr. Rosen is a chartered financial analyst. Mr. Rosen has been a director since November 2000.

Esteban E. Torres.    Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres has been an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Patricia Diaz Dennis.    Patricia Diaz Dennis has served as Senior Vice President, General Counsel and Secretary of SBC West since May 2002. Previously, she served as Senior Vice President of Regulatory and Public Affairs for SBC Communications Inc. (“SBC”) from November 1998 to May 2002. She served as Senior Vice President and Assistant General Counsel of SBC from September 1995 to November 1998. Ms. Dennis serves on the boards of directors of UST Inc., Massachusetts Mutual Life Insurance Company and Girl Scouts of the USA. Ms. Dennis is also a trustee for the Radio and Television News Directors Foundation and The Tomás Rivera Policy Institute. Before joining SBC, Ms. Dennis was appointed to three federal government positions. Ms. Dennis was named a member of the National Labor Relations Board by former President Ronald Reagan. Later, President Reagan appointed Ms. Dennis as a commissioner of the Federal Communications Commission where she served from 1986 until 1989. From 1989 to 1991, Ms. Dennis made a brief departure from public service and joined the law firm of Jones, Day, Reavis & Pogue, where she served as a partner and the head of the communications department. In 1992, Ms. Dennis left Jones, Day and returned to public service when she was appointed by former President George Bush as assistant secretary of state for human rights and humanitarian affairs. Ms. Dennis has been a director since July 2001.

BOARD MEETINGS AND COMMITTEES

The Board held a total of 11 meetings and acted by written consent five times during the 2002 fiscal year. The Board has an Audit Committee and a Compensation Committee.

The Audit Committee operates under a written charter adopted by the Board on July 24, 2000, which was amended on December 7, 2001. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. The Audit Committee, which consists of Messrs. Rosen and Torres and Ms. Diaz Dennis, held 12 meetings during the 2002 fiscal year. All members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. (See the “Report of Audit Committee” later in this proxy statement, which details the duties and performance of the Audit Committee.)

The Compensation Committee recommends to the Board the compensation and benefits of our executive officers, and has established and reviews general policies relating to compensation of our employees. Until May 2002, the Compensation Committee consisted of Mr. Thompson and Andrew W. Hobson, a former director of the company. In May 2002, Mr. Hobson was replaced by Mr. Rosen. The Compensation Committee held three meetings and acted by written consent two times during the 2002 fiscal year. No member of the Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of the company. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the 2002 fiscal year. (See the “Report of Compensation Committee” later in this proxy statement, which details the Compensation Committee’s report on our executive compensation for the 2002 fiscal year.)

During 2002, except for Mr. Torres, none of our incumbent directors attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.

DIRECTOR COMPENSATION

Our directors who are not officers or employees are compensated for their services as follows: (i) an annual grant of an option to purchase 15,000 shares of Class A common stock under our 2000 Omnibus Equity Incentive Plan; (ii) $24,000 per year (which may be converted into an option to purchase additional shares of Class A common stock under a specified formula); (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chair of the committee).

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the Class A/B nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board has appointed the firm of McGladrey & Pullen, LLP to act as our independent public accountants for the fiscal year ending December 31, 2003, and has directed that such appointment be submitted to our stockholders for ratification at the 2003 Annual Meeting. McGladrey & Pullen, LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of McGladrey & Pullen, LLP, the Board will reconsider the appointment.

Audit Fees

Fees for the annual audit, including quarterly reviews, for the 2002 fiscal year were approximately $738,000.

Other Audit Related Services

Fees for other audit related services were approximately $699,000, primarily relating to the audit of employee benefit plans, accounting consultations and other Securities and Exchange Commission (“SEC”) filings.

Fees Paid to RSM McGladrey, Inc.

Fees paid to RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP, during 2002 were as follows:

Financial Information System Design and Implementation Fees.    Financial information systems design and implementation fees were approximately $168,000 for the 2002 fiscal year.

All Other Fees.    All other fees were approximately $603,000 and consisted primarily of tax preparation and tax consulting services.

Our Audit Committee determined that RSM McGladrey, Inc.’s provision of non-audit related services in exchange for fees in the 2002 fiscal year was compatible with maintaining McGladrey & Pullen, LLP’s independence.

Representatives of McGladrey & Pullen, LLP will be present at the 2003 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of McGladrey & Pullen, LLP as our independent public accountants for the fiscal year ending December 31, 2003.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 7, 2003:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	54
Philip C. Wilkinson	President, Chief Operating Officer and Director	46
John F. DeLorenzo	Executive Vice President, Treasurer and Chief Financial Officer	44
Paul A. Zevnik	Secretary and Director	52
Jeffery A. Liberman	President, Radio Division	44
Glenn Emanuel	President, Outdoor Division	50

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Class A/B Directors” for additional biographical information on Mr. Ulloa.

Philip C. Wilkinson.    Mr. Wilkinson has been our President and Chief Operating Officer since the company’s inception in 1996. See, “Proposal 1—Election of Class A/B Directors” for additional biographical information on Mr. Wilkinson.

John F. DeLorenzo.    Mr. DeLorenzo has been our Executive Vice President, Chief Financial Officer and Treasurer since December 20, 2002. Mr. DeLorenzo has over 20 years of financial management experience, primarily serving companies in the media and real estate industries. Prior to joining us, Mr. DeLorenzo served as a media investment banking consultant. In 1999, Mr. DeLorenzo served as Executive Vice President and Chief Financial Officer of television broadcaster Paxson Communications. From 1996 to 1999, Mr. DeLorenzo was the owner of Trenwest Development LLC, a residential real estate company. From 1988 to 1996, he was Executive Vice President and Chief Financial Officer of Act III Communications, a broadcasting, publishing and movie theater exhibition holding company.

Paul A. Zevnik.    Mr. Zevnik has been our Secretary since the company’s inception in 1996. See, “Proposal 1—Election of Class A/B Directors” for additional biographical information on Mr. Zevnik.

Jeffery A. Liberman.    Mr. Liberman, the President of our Radio Division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. (“LCG”) in April 2000, Mr. Liberman was responsible for operating LCG’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

Glenn Emanuel.    Mr. Emanuel has been President of our Outdoor Division since August 2000. Mr. Emanuel has over 20 years of experience in the outdoor advertising industry. From 1997 until our acquisition of Z-Spanish Media in August 2000, Mr. Emanuel served as President of Vista Media Group, Inc. (“Vista”), Z-Spanish Media’s outdoor advertising group. Before joining Vista, he served as General Manager of Regency Outdoor Advertising’s operations in Los Angeles for ten years.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2003 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2002 (and one additional individual who would have been included in such group but for the fact that she was no longer serving as an executive officer of the company as of such date) whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.

Because our Class B and Class C common stock and Series A preferred stock can be converted into Class A common stock at any time, we are presenting the information below based on such conversions.

Name and Address of Beneficial Owner(1)	Class of Shares	Shares of Common Stock Beneficially Owned Number		Percent(2)
Univision Communications Inc.(3)	A	14,943,231		11.86%
	C	21,983,392		17.44%
TSG Capital Group(4)	A	9,242,164		7.33%
Walter F. Ulloa	A	265,055	(5)	*
	B	11,489,365	(6)	9.12%
Philip C. Wilkinson	A	266,600	(7)	*
	B	11,489,365	(8)	9.12%
Jeanette Tully(9)	A	424,599	(10)	*
John F. DeLorenzo(11)	A	—		*
Paul A. Zevnik	A	124,957	(12)	*
	B	4,699,803	(13)	3.73%
Jeffery A. Liberman	A	81,133	(14)	*
Glenn Emanuel	A	365,483	(15)	*
Darryl B. Thompson	A	9,286,484	(16)	7.36%
Amador S. Bustos	A	724,384	(17)	*
Michael S. Rosen	A	120,545	(18)	*
Esteban E. Torres	A	35,861	(19)	*
Patricia Diaz Dennis	A	15,000	(20)	*
All directors and Named Executive Officers as a group (12 persons)	A	11,710,101		9.21%
	B	27,678,533		21.96%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)

Percentage ownership is based on 126,048,385 shares of common stock outstanding on February 28, 2003 (assuming conversion of all outstanding shares of Class B and Class C common stock and Series A preferred stock). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding

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for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	The address for Univision is 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067. As discussed above, Univision intends to exchange all of the shares of our Class A and Class C common stock which it owns for shares of our new Series U preferred stock. The Univision Exchange had not taken place as of the date on which the information in this table has been presented.
(4)	TSG Capital Group consists of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II Inc. and TSG Associates III, LLC. The address for each of these entities is 177 Broad Street, 12th Floor, Stamford, Connecticut 06901. Includes 5,865,102 shares of Class A common stock reserved for issuance upon conversion of Series A preferred stock held by TSG Capital Fund III, L.P. Voting and investment power over the shares held by TSG Capital Group are shared by Cleveland A. Christophe, Mark D. Inglis and Darryl B. Thompson.
(5)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), 2,130 shares held by Mr. Ulloa personally and an option to purchase 262,500 shares of Class A common stock.
(6)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by Mr. Ulloa personally, of which aggregate amount 34,283 shares of Class B common stock are subject to our right to repurchase under certain conditions.
(7)	Consists of 4,100 shares held by Mr. Wilkinson personally and an option to purchase 262,500 shares of Class A common stock.
(8)	Consists of 9,424,800 shares held by The 1994 Wilkinson Family Trust, 889,848 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally, of which aggregate amount 34,283 shares of Class B common stock are subject to our right to repurchase under certain conditions.
(9)	Ms. Tully, who served as our Executive Vice President, Chief Financial Officer and Treasurer since the company’s inception in 1996, resigned all of her positions with the company effective December 20, 2002.
(10)	Consists of 362 shares held by Ms. Tully personally, 249,237 shares held by The Jeanette Tully 1996 Revocable Trust and an option to purchase 175,000 shares of Class A common stock.
(11)	Mr. DeLorenzo became our Executive Vice President, Chief Financial Officer and Treasurer effective December 20, 2002.
(12)	Consists of 13,821 shares held by The Zevnik Charitable Foundation and an option to purchase 111,136 shares of Class A common stock. Mr. Zevnik has shared voting power in The Zevnik Charitable Foundation.
(13)	Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 794,105 shares held by The Zevnik Family L.L.C. and 3,105,032 shares held by Mr. Zevnik personally, of which aggregate amount 14,507 shares of Class B common stock are subject to our right to repurchase under certain conditions.
(14)	Consists of 2,383 shares held by Mr. Liberman personally and an option to purchase 78,750 shares of Class A common stock.
(15)	Consists of 286,733 shares held by Mr. Emanuel personally and an option to purchase 78,750 shares of Class A common stock.
(16)	Consists of 9,242,164 shares held by TSG Capital Group (see footnote 4 above) and an option to purchase 44,320 shares of Class A common stock. Mr. Thompson is a principal in each of the TSG Capital Group entities. Mr. Thompson may be deemed to exercise voting and investment power over such shares. Mr. Thompson disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
(17)	Consists of 709,384 shares held by Bustos Asset Management, L.L.C. and an option to purchase 15,000 shares of Class A common stock.
(18)	Consists of 76,500 shares held by LJ Holdings, L.L.C. and an option to purchase 44,045 shares of Class A common stock.
(19)	Consists of an option to purchase 35,861 shares of Class A common stock.
(20)	Consists of an option to purchase 15,000 shares of Class A common stock.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive Officers:

Summary Compensation Table

	Year							Long-Term Compensation		All Other Compensation
		Annual Compensation(1)						Securities Underlying Options
Name and Principal Position		Salary			Bonus
Walter F. Ulloa Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	692,167 620,833 460,000	(2) (3) (5)	$ $ $	— 833,260 573,263	(4) (6)	250,000 — 500,000		$	— — 1,439,900	(7)

Philip C. Wilkinson President and Chief Operating Officer	2002 2001 2000	$ $ $	692,167 620,833 460,000	(2) (3) (5)	$ $ $	— 833,260 573,263	(4) (6)	250,000 — 500,000		$	— — 1,439,900	(7)

Jeanette Tully(8) Chief Financial Officer	2002 2001 2000	$ $ $	360,000 343,125 225,000	(9)	$ $ $	— 150,000 —	(4)	75,000 100,000 150,000	(10) (10)	$	— — 3,489,318	(7)

Jeffery A. Liberman(11) President, Radio Division	2002 2001 2000	$ $ $	300,000 275,000 246,154		$ $ $	— 112,500 40,000	(4) (6)	75,000 — 150,000			— — —

Glenn Emanuel President, Outdoor Division	2002 2001 2000	$ $ $	225,000 225,000 225,000		$ $ $	— 75,000 75,000	(4) (6)	75,000 — 150,000			— — —

(1)	Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.
(2)	Salary was $650,000 per annum through July 31, 2002, and was increased pursuant to the terms of his employment agreement to $700,000 per annum effective August 1, 2002.
(3)	Salary was $600,000 per annum through July 31, 2001, and was increased pursuant to the terms of his employment agreement to $650,000 per annum effective August 1, 2001.
(4)	Represents bonuses earned in 2000 and paid in 2001.
(5)	Salary was $360,000 per annum through July 31, 2000, and was increased pursuant to the terms of his employment agreement to $600,000 per annum effective August 1, 2000.
(6)	Represents bonuses earned in 1999 and paid in 2000.
(7)	Consists of stock-based awards.
(8)	Ms. Tully resigned all of her positions with the company effective December 20, 2002.
(9)	Salary was $225,000 per annum through February 15, 2001, and was increased to $360,000 per annum effective February 16, 2001.
(10)	In January 2001, the company and Ms. Tully agreed to rescind her option to purchase 150,000 shares of common stock granted in 2000 for an option to purchase 100,000 shares of common stock on different vesting terms.
(11)	Mr. Liberman was appointed as President of our Radio Division in May 2001.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 2002 fiscal year. No stock appreciation rights were granted to any of the Named Executive Officers during the 2002 fiscal year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2002	Exercise or Base Price Per Share	Expiration Date
Name					5%	10%
Walter F. Ulloa	250,000	10.9%	$11.05	1/31/12	$1,737,321	$4,402,714
Philip C. Wilkinson	250,000	10.9%	$11.05	1/31/12	$1,737,321	$4,402,714
Jeanette Tully	75,000	3.3%	$11.05	1/31/12	$521,196	$1,320,814
Jeffery A. Liberman	75,000	3.3%	$11.05	1/31/12	$521,196	$1,320,814
Glenn Emanuel	75,000	3.3%	$11.05	1/31/12	$521,196	$1,320,814

(1)	There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

Fiscal Year-End Option Values

No options were exercised by any of the Named Executive Officers during the 2002 fiscal year. No stock appreciation rights were exercised by any of the Named Executive Officers during the 2002 fiscal year. The following table sets forth the number of shares of our Class A common stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 2002 fiscal year.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Exercisable	Non-Exercisable	Exercisable	Non-Exercisable
Walter F. Ulloa	200,000	550,000	—	—
Philip C. Wilkinson	200,000	550,000	—	—
Jeanette Tully	175,000	—	—	—
Jeffery A. Liberman	60,000	165,000	—	—
Glenn Emanuel	60,000	165,000	—	—

Equity Compensation Plan Information for 2002

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plan as of December 31, 2002:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	6,924,000	$13.96	4,576,000
Equity compensation plans not approved by security holders	—	—	—
Total	6,924,000	$13.96	4,576,000

(1)	Represents information with respect to the 2000 Omnibus Equity Incentive Plan. No options, warrants or rights have been issued other than pursuant to this plan.

EMPLOYMENT AGREEMENTS

In August 2000, we entered into a five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Ulloa is eligible to receive a cash bonus equal to: (i) 75% of his then-current base salary if our annual growth rate of earnings before interest, taxes, depreciation and amortization (pro forma as defined by our Compensation Committee) (“EBITDA as adjusted”), exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA as adjusted growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA as adjusted growth rate exceeds 14% over the previous calendar year; and (ii) up to an additional 25% of his then-current base salary in the discretion of our Compensation Committee.

If Mr. Ulloa’s employment is terminated by us without cause, by Mr. Ulloa for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary or bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Ulloa will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Ulloa shall lapse.

In August 2000, we entered into a five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Wilkinson is eligible to receive a cash bonus equal to: (i) 75% of his then-current base salary if EBITDA as adjusted exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA as adjusted growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA as adjusted growth rate exceeds 14% over the previous calendar year; and (ii) up to an additional 25% of his then-current base salary in the discretion of our Compensation Committee.

If Mr. Wilkinson’s employment is terminated by us without cause, by Mr. Wilkinson for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary or bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Wilkinson will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Wilkinson shall lapse.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Until May 2002, the Compensation Committee consisted of Mr. Thompson and Andrew W. Hobson, a former director of the company. In May 2002, Mr. Hobson was replaced by Mr. Rosen. No member of the Compensation Committee was at any time during the 2002 fiscal year or at any other time an officer or employee of the company. None of our executive officers served on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions during the 2002 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.    Univision currently owns 14,943,231 shares of our Class A common stock and all 21,983,392 shares of our issued and outstanding Class C common stock. As discussed above, in connection with its agreement with the U.S. Department of Justice (“DOJ”), Univision intends to exchange all of the shares of our Class A and Class C common stock which it currently owns for shares of our new Series U preferred stock. Consistent with Univision’s agreement with DOJ, we currently anticipate that the new Series U preferred stock will not have any consent or other voting rights other than certain of the rights that Univision had already enjoyed as the sole holder of our Class C common stock, namely the right to approve a merger, sale, liquidation or winding up of our company and the sale by us of any television station affiliated with a Univision-owned network. On March 10, 2003, our Board approved in principle the creation of the Series U preferred stock, and it is currently anticipated that the Univision Exchange will take place in the near future.

Mr. Hobson and Michael D. Wortsman, members of our Board from August 2000 until their resignation in August 2002, are an Executive Vice President of Univision and the Co-President of Univision Television Group Inc., respectively.

We entered into various transactions with Univision during 2002. In January, we purchased station KTFN-TV in El Paso, Texas for $18 million from a third party, the right to acquire such station having been previously assigned to us by Univision. Also in January, we assigned to Univision our right to acquire station KNIC-LP in San Antonio, Texas. In July, we acquired the assets of television station KDJT-CA in Monterey-Salinas, California from Univision for $1 million. In October, we exchanged the assets of our television station KEAT-LP in Amarillo, Texas for the assets of Univision’s station WUTH-CA in Hartford, Connecticut. In September, we entered into a definitive agreement with Univision to acquire five low-power television stations in Santa Barbara, California, for an aggregate purchase price of $2.4 million. This acquisition closed in January 2003. Each of the above transactions was entered into subsequent to engaging in arms-length negotiations.

In January 2002, we entered into a Marketing and Sales Agreement with Univision, pursuant to which we perform various services for Univision’s TeleFutura stations in Tampa, Orlando, Washington, D.C. and Boston, including promotion and marketing, the sale of local spot advertising and the collection of accounts receivable generated from all local spot and national spot advertising.

Also, pursuant to our Univision network affiliation agreements, Univision acts as our national advertising sales representative for our television stations affiliated with Univision’s primary network.

Voting Agreement.    We have entered into the Voting Agreement with Messrs. Ulloa, Wilkinson, and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the Voting Agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of Messrs. Ulloa, Wilkinson, Zevnik and Thompson as Class A/B Directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with Philip C. Wilkinson.    In 1996, Cabrillo Broadcasting Corporation, our predecessor, made a loan in the principal amount of $159,000 to Mr. Wilkinson, which was used by Mr. Wilkinson to purchase equity in KSMS-TV, Inc., another of our predecessors. As payment for this obligation, Mr. Wilkinson granted to us the right to acquire radio station KPVW-FM, Aspen, Colorado from a third party. The transaction was consummated in January 2002.

Transactions with Paul A. Zevnik.    In October 1996, Entravision Communications Company, L.L.C. (“ECC”), our predecessor, made a loan to Mr. Zevnik evidenced by a promissory note in the principal amount of $360,366 due and payable in full in October 2001, which was later extended to October 2002. Mr. Zevnik used the loan to purchase 10,313 Class A units of ECC, which were exchanged for 175,321 shares of Class B common stock at the closing of our initial public offering. The entire balance of principal and interest under the loan was paid in full by Mr. Zevnik in February 2002.

Transactions with Amador S. Bustos.    In connection with our acquisition of Z-Spanish Media, Amador Bustos, one of our directors, and his affiliates received approximately 1,536,731 shares of Class A common stock.

We lease certain spaces situated on a broadcast tower located in Sacramento, California from Mr. Bustos and his spouse. The tower is used by radio stations owned and operated by us in the Sacramento area. We pay rent and maintenance in the aggregate amount of $5,000 per year. The lease commenced in June 2001 and will expire in April 2019.

Pursuant to a second lease that expires in 2019, we also lease a corporate office building from Mr. Bustos in Sacramento, California for $68,000 per year. Rent increases annually by five percent per year under this lease.

Transactions with Glenn Emanuel.    In connection with our acquisition of Z-Spanish Media, Glenn Emanuel, the President of our Outdoor Division, received 285,253 shares of Class A common stock.

In August 1997, Mr. Emanuel executed a promissory note in favor of Vista in the principal amount of $198,315 with an interest rate of 9.75% per year. Mr. Emanuel used the loan to purchase shares of Vista’s common and preferred stock. The loan is secured by the shares of Class A common stock received by Mr. Emanuel in connection with our acquisition of Z-Spanish Media. In July 2002, the maturity date of the loan was extended to August 29, 2004. As of December 31, 2002, the outstanding balance of principal and interest under the loan was approximately $302,000, including accrued interest.

Registration Rights.    We entered into an investor rights agreement with all of the holders of restricted stock at the time of our initial public offering and with the former stockholders of Z-Spanish Media that received our stock in connection with our acquisition of Z-Spanish Media. The investor rights agreement provides these stockholders with rights to require us to register their stock with the SEC upon certain conditions.

Transactions with TSG Entities and Darryl B. Thompson.    Darryl B. Thompson, one of our directors, is an equityholder, officer and director of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II, Inc. and TSG Associates III, L.P.

In April 2000, TSG Capital Fund III, L.P. invested $90 million in ECC in the form of a convertible subordinated note. The note automatically converted at the closing of our initial public offering into 5,865,102 of Series A preferred stock. In connection with our acquisition of Z-Spanish Media, TSG Capital Fund II, L.P., TSG Capital Fund III, L.P. and their affiliates received approximately $169 million in cash and 3,552,902 shares of Class A common stock.

We have also entered into an investor rights agreement with TSG Capital Fund III, L.P. that provides TSG Capital Fund III, L.P. with rights to require us to register its shares of Series A preferred stock (upon conversion into Class A common stock) with the SEC upon certain conditions. Mr. Thompson is a principal of TSG Capital Fund III, L.P.

Mr. Thompson is also an officer, director and, indirectly, a principal stockholder, of Urban Brands, Inc., which purchased advertising space for approximately $200,000 on certain of our billboards in New York City during 2002. We received market rates for this sale in an arms-length transaction.

Class D Membership Units in ECC.    ECC granted to each of Messrs. Ulloa and Wilkinson 6,050 Class D membership units for nominal consideration which were exchanged for 102,850 shares of Class B common stock at the closing of our initial public offering. The Class B common stock is held pursuant to restricted stock agreements that allow for repurchase of the shares for nominal consideration if Messrs. Ulloa and Wilkinson do not remain employed with us, with such restriction lapsing in one-third increments over three years. Such restriction also lapses upon a change in control.

ECC also granted to Mr. Zevnik 2,560 Class D membership units for nominal consideration, which were exchanged for 43,520 shares of Class B common stock at the closing of the initial public offering. The Class B common stock is held pursuant to a restricted stock agreement that allows for repurchase of the shares for nominal consideration if Mr. Zevnik does not remain as our officer or director, with such restriction lapsing in one-third increments over three years. Such restriction also lapses upon a change in control.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee and the Performance Graph that follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this report or the performance graph by reference therein.

The Compensation Committee has furnished the following report on executive compensation for the 2002 fiscal year.

The Compensation Committee has the authority to review and determine the salaries and bonuses of senior executive officers of the company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to all of the company’s employees under the 2000 Equity Incentive Plan.

The Compensation Committee believes that the compensation programs for the company’s executive officers should reflect the company’s performance and the value created for the company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company, reward individual contribution to the company’s success and align the interests of the company’s officers with the interests of its stockholders. The company is engaged in a very competitive industry, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2002 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Chief Executive Officer Compensation.    In August 2000, the company entered into a five-year employment agreement with Mr. Ulloa. For 2002, the agreement provides for a base salary of $650,000 per year through July 31, 2002, and a base salary of $700,000 per year from August 1 through December 31, 2002. Under the terms of the agreement, Mr. Ulloa is also eligible to receive a cash bonus equal to (i) a percentage of his then-current base salary up to a maximum of 75% based upon the company’s growth rate of EBITDA as adjusted and (ii) up to an additional 25% of his then-current base salary in the discretion of the Compensation Committee (see “Employment Agreements”). Although he earned a guaranteed bonus based on the company’s EBITDA as adjusted growth in 2002, Mr. Ulloa advised the Compensation Committee that he has elected to forego a portion of this bonus, and further asked that the Compensation Committee not consider granting a discretionary bonus to him for 2002.

Other Senior Executive Officer Compensation.    In August 2000, the company entered into a five-year employment agreement with Mr. Wilkinson. For 2002, the agreement provides for a base salary of $650,000 per year through July 31, 2002, and a base salary of $700,000 per year from August 1 through December 31, 2002. Under the terms of the agreement, Mr. Wilkinson is also eligible to receive a cash bonus equal to (i) a percentage of his then-current base salary up to a maximum of 75% based upon the company’s growth rate of EBITDA as adjusted and (ii) up to an additional 25% of his then-current base salary in the discretion of the Compensation Committee (see “Employment Agreements”). Although he earned a guaranteed bonus based on the company’s EBITDA as adjusted growth in 2002, Mr. Wilkinson advised the Compensation Committee that he has elected to forego a portion of this bonus, and further asked that the Compensation Committee not consider granting a discretionary bonus to him for 2002.

Base salaries and annual bonuses, if any, for senior executive officers other than Messrs. Ulloa and Wilkinson are recommended by Messrs. Ulloa and Wilkinson and reviewed and approved by the Compensation Committee. The factors considered in setting compensation for senior executive officers in 2002 included overall corporate and segment performance, review of the salary levels for comparable positions at peer group companies, the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual.

Compliance with Code Section 162(m).    Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to the company’s executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers for the 2003 fiscal year will exceed that limit. Because it is unlikely that the cash compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2002 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company’s performance and the interests of the company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

Submitted by the Compensation Committee:

Darryl B. Thompson

Michael S. Rosen

PERFORMANCE GRAPH

The following graph, which was produced by Research Data Group, Inc., depicts our monthly performance for the period from August 2, 2000 (our initial trading date on the NYSE) through December 31, 2002, as measured by total stockholder return on our Class A common stock compared with the total return of the S&P 500 Index and the S&P Broadcasting & Cable TV Index. Upon request, we will furnish to stockholders a list of the component companies of such indices.

Note: We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG ENTRAVISION COMMUNICATIONS CORPORATION, THE S&P 500 INDEX

AND THE S&P BROADCASTING & CABLE TV INDEX

	Cumulative Total Return
	8/2/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02
Entravision Communications Corporation	100.00	105.30	111.36	60.00	74.55	51.82	72.42	89.70	74.24	80.30	60.48
S&P 500	100.00	100.60	92.73	81.74	86.52	73.82	81.71	81.94	70.96	58.70	63.65
S&P Broadcasting and Cable TV	100.00	94.26	88.90	93.47	101.92	72.87	85.01	81.11	56.24	52.69	56.08

*	Assumes $100 invested on August 2, 2000 in stock or index, including reinvestment of dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2001 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners, except that Mr. Bustos made one late filing in 2002 with respect to a transaction in December 2001.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Audit Committee Charter was adopted by the Board on July 24, 2000, and amended on December 7, 2001. The Board and the Audit Committee believe that the Charter complies with the current standards set forth in SEC regulations and the rules of the NYSE. There will be further action by the SEC and the NYSE during the current year on several matters that affect all audit committees. The Board is following these developments closely and will make changes to the composition of the Audit Committee and further amendments to the Audit Committee Charter as required by these new rules and regulations.

The Audit Committee’s primary duties and responsibilities are:

•	serve as an independent objective party to monitor the company’s financial reporting process and internal control system;

•	review and appraise the audit efforts of the company’s independent accountants; and

•	provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter. The Audit Committee met 12 times during the 2002 fiscal year.

In overseeing the preparation of Entravision’s financial statements, the Audit Committee met with both management and the company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).

With respect to the company’s outside auditors, the Audit Committee, among other things, discussed with McGladrey & Pullen, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Michael S. Rosen

Esteban E. Torres

Patricia Diaz Dennis

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals which may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2004 annual meeting of stockholders, proposals must be received by us no later than December 17, 2003.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on February 14, 2003. A copy of the 10-K has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to Michael G. Rowles, our Senior Vice President and General Counsel, at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.

OTHER MATTERS

Management does not know of any matters to be presented at the 2003 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2003 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2003 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2003 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa

Chairman and Chief Executive Officer

April 16, 2003

Santa Monica, California

ENTRAVISION COMMUNICATIONS CORPORATION

2003 ANNUAL MEETING OF STOCKHOLDERS

MAY 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ENTRAVISION COMMUNICATIONS CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2003 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Philip C. Wilkinson, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2003 Annual Meeting of Stockholders of the Company (the “2003 Annual Meeting”) to be held at the Viceroy Hotel, 1819 Ocean Avenue, Santa Monica, California, 90401 at 10:00 a.m. on May 15, 2003, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS A/B DIRECTORS LISTED HEREON AND A VOTE FOR THE LISTED PROPOSAL. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND PROPOSAL 2.

(To Be Dated And Signed On Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

1.	To elect Class A/B directors to serve for a term ending at the 2004 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

	FOR all nominees listed at right (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed at right	Nominees: 01 Walter F. Ulloa, 02 Philip C. Wilkinson, 03 Paul A. Zevnik, 04 Darryl B. Thompson, 05 Amador S. Bustos, 06 Michael S. Rosen, 07 Esteban E. Torres, 08 Patricia Diaz Dennis

	☐		☐	(Instruction: To withhold authority to vote for any nominee, strike a line through the nominee’s name above.)

2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors of the Company for the 2003 fiscal year.				In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2003 Annual meeting and any adjournments thereof.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Dated: , 2003

Signature

Signature if held jointly (if joint or common ownership)

Please sign exactly as name or names appear at left, including the title
“Executor,” “Guardian,” etc. if the same is indicated. When joint names appear both should sign. If stock is held by a corporation, this Proxy should be executed by a proper officer thereof, whose title should be given.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

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